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                                                                    EXHIBIT 11.1
                            SEAGATE TECHNOLOGY, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)
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                                                                Three Months Ended
                                                                ------------------
                                                            September 27,    September 29,
                                                                 1996            1995
                                                            -------------    -------------
PRIMARY
Weighted average number of common
 shares outstanding during the period                          106,864            96,078

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock)                                        2,834             2,984
                                                              --------          --------
Total shares                                                   109,698            99,062
                                                              ========          ========

Net income:
 Amount                                                        $129,361          $120,809
 Per share                                                     $   1.18          $   1.22

FULLY DILUTED
-------------
Weighted average number of common
 shares outstanding during the period                          106,864            96,078

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock) and conversion
 of convertible subordinated debentures                         22,469            28,696
                                                              --------          --------
Total shares                                                   129,333           124,774
                                                              ========          ========
Net income:
 Amount                                                       $129,361          $120,809
 Add 6-3/4% convertible subordinated
  debentures interest, net of income tax
  effect                                                             -             2,736
 Add 5% convertible subordinated
  debentures interest, net of income
  tax effect                                                     2,057             2,057
 Add 6-1/2% convertible subordinated
  debentures interest, net of income tax
  effect                                                         3,054             2,967
 Add 6-3/4% convertible subordinated
  debentures interest, net of income tax
  effect                                                         2,145             2,085
                                                              --------          --------
Total                                                         $136,617          $130,654
                                                              ========          ========
 Per share                                                    $   1.06          $   1.05
                                                              ========          ========
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